EXHIBIT 16.2

[ERNST & YOUNG LLP LETTERHEAD]

November 15, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We refer to our letter dated September 23, 2004 included as Exhibit 16.1 of Form 8-K dated September 23, 2004 of Avanex Corporation. We have read Item 4.01 of Form 8-K/A dated November 15, 2004, of Avanex Corporation and are in agreement with the statements contained in the first, third, fourth and fifth paragraphs and the first sentence of the sixth paragraph on page 1 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ ERNST & YOUNG LLP